Exhibit 99.1
Financial Statements and Supplemental ScheduleS
Robbins & Myers, Inc. Savings Plan for Union Employees
December 31, 2005 and 2004 and for the Year Ended December 31, 2005
With Report of Independent Registered Public Accounting Firm

Robbins & Myers, Inc. Savings Plan for Union Employees
Financial Statements and Supplemental Schedules
December 31, 2005 and 2004 and
Year Ended December 31, 2005

Report of Independent Registered Public Accounting Firm
The Corporate Benefits Committee
Robbins & Myers, Inc. Savings Plan for Union Employees
We have audited the accompanying statements of net assets available for benefits of the Robbins & Myers, Inc. Savings Plan for Union Employees as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004 and the changes in its net assets available for benefits for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2005 and delinquent participant contributions for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

June 28, 2006	/s/ Ernst & Young LLP
Dayton, Ohio

Robbins & Myers, Inc.
Savings Plan for Union Employees
Statements of Net Assets Available for Benefits

	December 31
	2005	2004

Assets
Investments at fair value	$—	$11,421,506
Participant loans at estimated fair value	473,297	326,121

Total investments	473,297	11,747,627

Non-interest bearing cash	11,571,301	—

Contributions receivable:
Employee	51,291	88,305
Employer	10,941	22,086

Total receivables	62,232	110,391

Net assets available for benefits	$12,106,830	$11,858,018

See accompanying notes.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2005

Additions
Employee contributions	$814,169
Employer contributions	206,808
Dividend income — Robbins & Myers, Inc. common stock	8,016
Dividend and interest income	495,027
Net apreciation in fair value of investments	90,327

Total additions	1,614,347

Deductions
Benefits paid directly to participants	1,358,503
Other deductions	7,032

Total deductions	1,365,535

Net increase	248,812

Net assets available for benefits, at beginning of year	11,858,018

Net assets available for benefits, at end of year	$12,106,830

See accompanying notes.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Notes to Financial Statements
December 31, 2005
1. Description of the Plan
The following description of the Robbins & Myers, Inc. (the Company) Savings Plan for Union Employees (the Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan, which covers hourly employees of Pfaudler, Inc., Chemineer, Inc., and Moyno, who are covered by collective bargaining agreements at their United States operations. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Each year, participants can make pre-tax and/or after-tax basis contributions up to a maximum of 12 percent of annual compensation as defined in the Plan. For Pfaudler, Inc. employees, the Company contributes an additional 50 percent of the first 6 percent of each participant’s compensation that the participant elects to contribute. For Moyno employees, the Company contributes an additional 20 percent of the first 6 percent of each participant’s compensation. The Company does not make any matching contributions for employees of Chemineer, Inc.
Participant Loans
Participants of the Pfaudler, Inc. bargaining unit may borrow from their fund accounts a maximum of the lesser of 50% of their vested account balance or $50,000 reduced by the outstanding balance of loans from the Plan on the date the loan is made. All loans must be repaid in level payments on at least a quarterly basis over a five-year period except if the loan is for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bears interest at a rate commensurate with local prevailing rates.
Distributions
Distributions of vested balances are available upon termination, retirement after attaining age sixty-five, death, or permanent and total disability. Distributions are made in lump sum payments.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contributions and (b) plan earnings. All amounts in participant accounts are invested in the Plan’s investment options as directed by the participants. Forfeited balances of terminated participants’ non-vested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Vesting
Participants are immediately vested in their contributions and any earnings on these contributions. Employees of Pfaudler, Inc. are 100% vested in employer matching contributions immediately. Matching contributions made by the Company for Moyno employees become vested as follows:

Years of Vesting Service	Vesting Percentage

Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%
Administrative Expenses
Brokerage fees and other direct costs of investments are paid by the fund to which the costs are attributable. All other expenses are paid by the Company.
Plan Termination
Although it has not expressed an intent to do so, the Company has the right to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Notes to Financial Statements (continued)
2. Significant Accounting Policies
Basis of Accounting
The Plan maintains its accounting records on the accrual basis of accounting.
Valuation of Investments
The Plan’s investments are stated at fair value. The shares of the common stock and the registered investment companies are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. The units of the common collective trust are based on redemption values on the last business day of the Plan year.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements. Actual results could differ from those estimates.
3. Income Tax Status
The Plan has received a determination letter from the Internal Revenue Service dated August 5, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Notes to Financial Statements (continued)
4. Investments
The fair value of individual investments that represent 5 percent or more of the Plan’s fair value of assets available for benefits as of December 31, 2005 is as follows:

	2005	2004

Robbins & Myers, Inc. common stock	$—	$628,190
The Vanguard Group, Inc.:
Shares of registered investment companies:
Prime Money Market Fund	—	899,792
Wellington Fund	—	3,105,844
Windsor II Fund	—	2,407,687
Small Cap Index Fund	—	768,501
500 Index Fund	—	889,184
Shares of common/collective trust fund:
Retirement Savings Trust	—	2,613,868
On December 31, 2005, the assets available for benefits were cash and cash equivalents. The Plan’s Corporate Benefits Committee changed the administrative agent for the Plan effective January 1, 2006. In anticipation of transferring the assets to the new administrative agent, the investments were liquidated on December 30, 2005 which was the last banking day of the calendar year. The transfer was executed on January 3, 2006, the first business day of the calendar year. The assets were transferred to The Charles Schwab Trust Co. and allocated to Robbins & Myers, Inc. common stock and funds with similar characteristics at the participants’ previous allocations, unless otherwise directed by the participants.

Robbins & Myers, Inc.
Savings Plan for Union Employees
Notes to Financial Statements (continued)
4. Investments (continued)
During the year ended December 31, 2005, the Plan’s investments (including investments purchased, sold and held during the year) appreciated (depreciated) in fair value as determined by quoted market price as follows:

Net realized
and unrealized
appreciation
(depreciation) in
fair value of
investments

Robbins & Myers, Inc. common stock	$(77,830)

The Vanguard Group, Inc. (registered investment companies):
Wellington Fund	$30,792
Windsor II Fund	55,412
Small-Cap Index Fund	50,018
International Growth Fund	979
U.S. Growth Fund	2,218
500 Index Fund	30,966
Total Bond Market Index Fund	(2,228)

Total registered investment companies	$168,157

5. Transactions with Related Parties
As of December 31, 2005 and 2004, the Plan held zero and 26,361 shares, respectively, of Robbins & Myers, Inc. common stock in a company stock fund. During 2005, shares were purchased at a total cost of $413,415 and shares were sold at a total selling price of $963,784. Included in the selling price of shares sold during 2005 were the shares liquidated on December 30, 2005 in preparation for the asset transfer to the Plan’s new administrative agent.

Supplemental Schedules

Robbins & Myers, Inc.
Savings Plan for Union Employees
Employer Identification Number 31-0424220/ Plan Number 012
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2005

	Description of Investments
	Including Maturity Date
Identity of Issue, Borrower,	Rate of Interest, Collateral,		Current
Lessor or Similar Party	Par or Maturing Value	Cost	Value

Participant Loans	Interest rates from 5.00% — 8.00%	*	473,297

			$473,297

*	Cost of asset is not applicable to participant loans

Robbins & Myers, Inc.
Savings Plan for Union Employees
Employer Identification Number 31-0424220/ Plan Number 012
Schedule H, Line 4a — Schedule of Delinquent Participant Contributions
Year ended December 31, 2005

Participant Contributions	Total that Constitute
Transferred Late to the Plan	Nonexempt Prohibited Transactions
$88,585	$88,585